EXHIBIT 99.1

PRESSRELEASE www.helixesg.com

Helix Energy Solutions Group, Inc. ●	3505 W. Sam Houston Parkway N., Suite 400	●	Houston, TX 77043	●	281-618-0400	●	fax: 281-618-0505

For Immediate Release							25-004

Date: February 24, 2025	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports Fourth Quarter and Full Year 2024 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported net income of $20.1 million, or $0.13 per diluted share, for the fourth quarter 2024 compared to net income of $29.5 million, or $0.19 per diluted share, for the third quarter 2024 and a net loss of $28.3 million, or $(0.19) per diluted share, for the fourth quarter 2023.  Net loss in the fourth quarter 2023 includes a net pre-tax loss of approximately $37.3 million related to the repurchase of $159.8 million principal amount of our former Convertible Senior Notes due 2026 (“2026 Notes”).  Helix reported adjusted EBITDA1 of $71.6 million for the fourth quarter 2024 compared to $87.6 million for the third quarter 2024 and $70.6 million for the fourth quarter 2023.

For the full year 2024, Helix reported net income of $55.6 million, or $0.36 per diluted share, compared to a net loss of $10.8 million, or $(0.07) per diluted share, for the full year 2023.  Net income in 2024 included a pre-tax loss of $20.9 million related to the retirement of the 2026 Notes, and the net loss in 2023 included pre-tax losses of $37.3 million related to the repurchase of $159.8 million principal amount of the 2026 Notes and $42.2 million related to the increase in the fair value of the contingent consideration related to the Alliance acquisition.  Adjusted EBITDA for the full year 2024 was $303.1 million compared to $273.4 million for the full year 2023.  The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Year Ended
	12/31/2024	12/31/2023	9/30/2024	12/31/2024	12/31/2023
Revenues	$355,133	$335,157	$342,419	$1,358,560	$1,289,728
Gross Profit	$58,859	$49,278	$65,665	$219,564	$200,356
	17%	15%	19%	16%	16%
Net Income (loss)	$20,121	$(28,333)	$29,514	$55,637	$(10,838)
Basic Earnings (Loss) Per Share	$0.13	$(0.19)	$0.19	$0.37	$(0.07)
Diluted Earnings (Loss) Per Share	$0.13	$(0.19)	$0.19	$0.36	$(0.07)
Adjusted EBITDA[1]	$71,641	$70,632	$87,621	$303,147	$273,403
Cash and Cash Equivalents	$368,030	$332,191	$324,120	$368,030	$332,191
Net Debt[1]	$(52,873)	$29,531	$(9,447)	$(52,873)	$29,531
Cash Flows from Operating Activities	$77,977	$94,737	$55,731	$186,028	$152,457
Free Cash Flow[1]	$65,454	$91,878	$52,645	$163,188	$133,798

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Our full-year results for 2024 reflect our third consecutive year of revenue and EBITDA growth, with our highest EBITDA since 2014, despite a pull-back in our Shallow Water Abandonment segment.  Our Free Cash Flow is the highest in two decades and would have been even higher absent the $58 million earnout payment included in our operating cash flows.  Our Well Intervention and Robotics businesses continue to generate strong results, with high levels of utilization and improving rates.  We completed the restructuring of our balance sheet with the retirement of our remaining convertible notes during the year, and we ended the year in a strong financial position, with significant cash levels and negative net debt.  Based on the strength of this market and the value we bring to our customers, we signed new awards that provide over half of our well intervention fleet with contracted work for multiple years as we enter 2025 with strong contract coverage with expected significant improvements over 2024.  We continue to execute on our capital allocation framework, and we’ve now repurchased over $40 million in our shares and expect to increase repurchases in 2025.”

[1] Adjusted EBITDA, Net Debt and Free Cash Flow are non-GAAP measures; see reconciliations below

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended			Year Ended
	12/31/2024	12/31/2023	9/30/2024	12/31/2024	12/31/2023
Revenues:
Well Intervention	$226,188	$203,866	$174,613	$829,862	$707,718
Robotics	81,594	62,957	84,526	297,678	257,875
Shallow Water Abandonment	37,690	61,995	71,595	186,979	274,954
Production Facilities	18,462	19,383	20,695	88,709	87,885
Intercompany Eliminations	(8,801)	(13,044)	(9,010)	(44,668)	(38,704)
Total	$355,133	$335,157	$342,419	$1,358,560	$1,289,728

Income (Loss) from Operations:
Well Intervention	$29,118	$21,041	$16,109	$93,205	$32,398
Robotics	19,335	9,224	24,158	77,343	52,450
Shallow Water Abandonment	(5,422)	12,032	8,808	(9,323)	66,240
Production Facilities	5,498	(985)	8,288	21,340	20,832
Change in Fair Value of Contingent Consideration	—	(10,927)	—	—	(42,246)
Corporate / Other / Eliminations	(17,651)	(15,005)	(12,723)	(55,130)	(66,164)
Total	$30,878	$15,380	$44,640	$127,435	$63,510

Fourth Quarter Results

Segment Results

Well Intervention

Well Intervention revenues increased $51.6 million, or 30%, during the fourth quarter 2024 compared to the prior quarter primarily due to a fewer number of transit and mobilization days and higher day rates compared to the prior quarter.  During the fourth quarter 2024, the Q4000 incurred 58 fewer days of mobilization and transit compared to the prior quarter, a period during which mobilization revenues and costs were deferred and not recognized.  The Q4000 completed its mobilization for its Nigeria campaign and commenced operations at higher rates in early October 2024, and the Q7000 generated higher rates during the fourth quarter 2024 compared to the prior quarter prior to commencing its transit to Brazil early November 2024.  Revenues also increased quarter over quarter due to a contract cancellation for work scheduled in 2025 of approximately $14 million in our North Sea operations, as well as higher rates and utilization on the Siem Helix 1, which commenced its contract extension with Trident in Brazil at higher rates during the fourth quarter 2024.  Revenue increases were offset in part by low seasonal utilization on our North Sea vessels, which were nearly fully utilized during the prior quarter, and lower utilization on the Siem Helix 2, which commenced its vessel acceptance period at the end of December on its new contract with Petrobras.  Overall Well Intervention vessel utilization was 79% during the fourth quarter 2024 compared to 97% during the prior quarter.  Well Intervention operating income increased $13.0 million during the fourth quarter 2024 compared to the prior quarter.  The increase was due primarily to the contract cancellation fee in addition to improvements in operating income on the Q4000 and the Siem Helix 1 being mostly offset by idle vessel-related costs in the North Sea.

Well Intervention revenues increased $22.3 million, or 11%, during the fourth quarter 2024 compared to the fourth quarter 2023.  The increase was due to the contract cancellation fee in addition to higher rates on the Q4000, Q7000 and Siem Helix 1, offset in part primarily by lower revenues on the Q5000 during the fourth quarter 2024.  The Q4000 and the Q7000 generated higher rates during the fourth quarter 2024 compared to the same quarter in 2023.  Additionally during the fourth quarter 2024, the Siem Helix 1 commenced its contract extension with Trident in Brazil at higher rates.  Fourth quarter 2024 utilization was lower on our North Sea vessels, which were fully utilized during the fourth quarter 2023, and with the Siem Helix 2 commencing its vessel acceptance period at the end of December.  Revenues on the Q5000 were also lower due to the vessel working at lower legacy rates during the fourth quarter 2024.  There were a similar number of mobilization and transit days during both the fourth quarters 2024 and 2023.  Overall Well Intervention vessel utilization decreased to 79% during the fourth quarter 2024 compared to 95% during the fourth quarter 2023.  Well Intervention operating income increased $8.1 million during the fourth quarter 2024 compared to the fourth quarter 2023, primarily due to the contract cancellation fee and higher margins on the Q7000 Australia operations, offset in part by idle vessel costs in the North Sea and lower margins on the Q5000.

Robotics

Robotics revenues decreased $2.9 million, or 3%, during the fourth quarter 2024 compared to the prior quarter.  The decrease in revenues was due to lower overall vessel, trenching and ROV utilization, offset in part by an increase in integrated vessel trenching days compared to the prior quarter.  Chartered vessel activity decreased to 508 days, or 98%, during the fourth quarter 2024 compared to 532 days, or 96%, during the prior quarter.  ROV and trencher utilization decreased to 64% during the fourth quarter 2024 compared to 77% during the prior quarter.  Integrated vessel trenching increased to 269 days during the fourth quarter 2024 compared to 249 days during the prior quarter.  The i-Plough had 26 days of utilization on a third-party vessel and the IROV boulder grab had 65 days of utilization during the fourth quarter 2024, whereas the i-Plough and the IROV boulder grab each had 92 days of utilization during the prior quarter.  Robotics operating income decreased $4.8 million during the fourth quarter 2024 compared to the prior quarter primarily due to lower revenue and project demobilization costs incurred related to two vessels during the fourth quarter.

Robotics revenues increased $18.6 million, or 30%, during the fourth quarter 2024 compared to the fourth quarter 2023.  The increase in revenues was primarily due to higher rates on our vessels and ROVs and higher vessel activities, offset by lower ROV utilization during the fourth quarter 2024.  Chartered vessel activity increased to 508 days, or 98%, during the fourth quarter 2024 compared to 463 days, or 97%, during the fourth quarter 2023.  Integrated vessel trenching remained relatively flat with 269 days during the fourth quarter 2024 compared to 271 days during the fourth quarter 2023, and the fourth quarter 2024 included 26 days of utilization on the i-Plough trencher on a third-party vessel and 65 days of utilization on the IROV boulder grab, whereas the i-Plough and IROV were idle during the fourth quarter 2023.  Overall ROV and trencher utilization decreased to 64% during the fourth quarter 2024 compared to 68% during the fourth quarter 2023.  Robotics operating income increased $10.1 million during the fourth quarter 2024 primarily due to higher revenues compared to the fourth quarter 2023.

Shallow Water Abandonment

Shallow Water Abandonment revenues decreased $33.9 million, or 47%, during the fourth quarter 2024 compared to the prior quarter.  The decrease in revenues was due to the seasonal decrease in vessel and system utilization during the fourth quarter 2024.  Vessel utilization (excluding heavy lift) decreased to 65% during the fourth quarter 2024 compared to 76% during the prior quarter.  Plug and Abandonment (“P&A”) and Coiled Tubing (“CT”) systems activity declined to 416 days, or 17% utilization, during the fourth quarter 2024 compared to 607 days, or 25% utilization, during the prior quarter.  The Epic Hedron heavy lift barge had 41% utilization during the fourth quarter 2024 compared to 88% during the prior quarter.  Shallow Water Abandonment operating income decreased $14.2 million during the fourth quarter 2024 compared to the prior quarter primarily due to lower revenues during the fourth quarter 2024.

Shallow Water Abandonment revenues decreased $24.3 million, or 39%, during the fourth quarter 2024 compared to the fourth quarter 2023 due to lower vessel and system utilization during the fourth quarter 2024.  Vessel utilization (excluding heavy lift) was 65% during the fourth quarter 2024 compared to 71% during the fourth quarter 2023.  P&A and CT systems utilization declined to 416 days, or 17%, during the fourth quarter 2024 compared to 1,386 days of utilization, or 58%, during the fourth quarter 2023.  The Epic Hedron heavy lift barge had 41% utilization during the fourth quarter 2024 compared to 76% utilization during the fourth quarter 2023. Shallow Water Abandonment operating income decreased $17.5 million during the fourth quarter 2024 compared to the fourth quarter 2023 primarily due to lower revenues.

Production Facilities

Production Facilities revenues decreased $2.2 million, or 11%, during the fourth quarter 2024 compared to the prior quarter primarily due to lower oil and gas production and prices during the fourth quarter.  Oil and gas production declined quarter over quarter due to no production from the Thunder Hawk wells, which had one month of production in the prior quarter before being shut in, and an unplanned shut-in of the Droshky wells during October 2024, which had a full quarter of production during the prior quarter.  Production Facilities operating income decreased $2.8 million during the fourth quarter 2024 compared to the prior quarter primarily due to lower revenues during the fourth quarter 2024.

Production Facilities revenues decreased $0.9 million, or 5%, during the fourth quarter 2024 compared to the fourth quarter 2023 primarily due to lower oil and gas production and prices during the fourth quarter 2024.  Oil and gas production declined during the fourth quarter 2024 due to an unplanned shut-in of the Droshky wells during October 2024.  The Thunder Hawk wells were shut-in during both the fourth quarters 2024 and 2023.  Production Facilities operating income increased $6.5 million during the fourth quarter 2024 compared to the fourth quarter 2023 primarily due to the incurrence of well workover costs related to the Thunder Hawk wells at the end of the fourth quarter 2023.

Selling, General and Administrative and Other

Selling, General and Administrative

Selling, general and administrative expenses were $27.6 million, or 7.8% of revenue, during the fourth quarter 2024 compared to $21.1 million, or 6.2% of revenue, during the prior quarter and $23.0 million, or 6.9% of revenue, during the fourth quarter 2023.  The increase in expenses during the fourth quarter 2024 was primarily due to higher compensation costs compared to the prior quarter and prior year.

Other Income and Expenses

Other expense, net was $1.3 million during the fourth quarter 2024 compared to $0.0 million during the prior quarter and other income, net of $7.0 million during the fourth quarter 2023.  Other expense, net in the fourth quarter 2024 primarily included foreign currency losses related to the approximate 6% depreciation of the British pound.  Other income, net during the fourth quarter 2023 primarily includes foreign currency gains related to the approximate 4% appreciation in the British pound, offset in part by losses on conversions of our Nigerian naira into dollars.

Change in Fair Value of Contingent Consideration

Change in fair value of contingent consideration of $10.9 million during the fourth quarter 2023 was related to our acquisition of Alliance and reflected an increase in the fair value during the fourth quarter 2023 of the estimated earnout, which was paid in April 2024.

Cash Flows

Operating cash flows were $78.0 million during the fourth quarter 2024 compared to $55.7 million during the prior quarter and $94.7 million during the fourth quarter 2023.  Fourth quarter 2024 operating cash flows increased compared to the prior quarter primarily due to working capital inflows during the fourth quarter 2024 compared to outflows during the prior quarter and lower regulatory certification costs on our vessels and systems, offset in part by lower earnings during the fourth quarter 2024.  Fourth quarter 2024 operating cash flows decreased compared to the fourth quarter 2023 primarily due to higher regulatory certification costs on our vessels and systems, and lower working capital inflows during the fourth quarter 2024.  Regulatory certifications for our vessels and systems, which are included in operating cash flows, were $6.1 million during the fourth quarter 2024 compared to $8.9 million during the prior quarter and $3.3 million during the fourth quarter 2023.

Capital expenditures, which are included in investing cash flows, totaled $12.5 million during the fourth quarter 2024 compared to $3.2 million during the prior quarter and $3.4 million during the fourth quarter 2023.Free Cash Flow was $65.5 million during the fourth quarter 2024 compared to $52.6 million during the prior quarter and $91.9 million during the fourth quarter 2023.  The increase in Free Cash Flow in the fourth quarter 2024 compared to the prior quarter was due primarily to higher operating cash flows, offset in part by higher capital expenditures, during the fourth quarter 2024.  The decrease in Free Cash Flow in the fourth quarter 2024 compared to the fourth quarter 2023 was due to lower operating cash flow and higher capital expenditures during the fourth quarter 2024.  (Free Cash Flow is a non-GAAP measure.  See reconciliation below.)

Full Year Results

Segment Results

Well Intervention

Well Intervention revenues increased $122.1 million, or 17%, in 2024 compared to 2023 due primarily to overall higher rates and utilization in 2024.  U.S. Gulf Coast utilization improved in 2024 following a higher number of regulatory docking days during 2023 on the Q4000 and Q5000 vessels.  Revenues on the Q7000 also increased during 2024 as the vessel incurred fewer transit and mobilization days in 2024 compared to 2023, and the vessel generated higher integrated project revenues on its Australia campaign during 2024 compared to the rates generated in New Zealand in 2023.  During transit and mobilization periods, mobilization revenues and costs are deferred and not recognized.  Revenues in Brazil improved primarily due to the transition of the Siem Helix 1 to its improved contracted rates with Trident during the fourth quarter 2024.  North Sea revenues increased with year-over-year improvements in rates on both vessels and the recognition of a contract cancellation fee, offset in part by the return to lower winter seasonal utilization and the regulatory docking of the Well Enhancer during 2024, whereas both vessels had high utilization in 2023.  Overall Well Intervention vessel utilization increased to 90% during 2024 compared to 88% in 2023.  Well Intervention operating income increased $60.8 million during 2024 compared 2023 primarily due to higher revenues in 2024.

Robotics

Robotics revenues increased $39.8 million, or 15%, in 2024 compared to 2023.  The increase was due to higher vessel, trenching and ROV utilization and higher rates in 2024.  Chartered vessel days increased to 1,901 days, which included 371 spot vessel days, in 2024 compared to 1,699 days, which included 310 spot vessel days, in 2023.  Vessel trenching days increased to 835 days in 2024 compared to 807 days in 2023.  Overall ROV and trencher utilization increased to 69% in 2024 compared to 62% in 2023.  Robotics operating income increased $24.9 million in 2024 compared to 2023.  The increase in operating income was primarily due to higher revenues during 2023.

Shallow Water Abandonment

Shallow Water Abandonment revenues decreased $88.0 million, or 32%, in 2024 compared to 2023.  The decrease in revenues was due primarily to lower utilization on our systems and vessels in 2024 compared to 2023.  P&A and CT systems achieved 2,281 days of utilization, or 24%, during 2024 compared to 5,748 days, or 70%, during 2023.  Vessel utilization (excluding heavy lift) declined to 61% in 2024 compared to 75% during 2023.  Utilization on the Epic Hedron heavy lift barge was 44% in 2024 compared to 68% during 2023.  Shallow Water Abandonment generated an operating loss of $9.3 million during 2024 compared to operating income of $66.2 million in 2023, primarily due to lower revenue in 2024.

Production Facilities

Production Facilities revenues increased $0.8 million, or 1%, during 2024 compared to 2023. The increase was primarily due to higher oil and gas production volumes in 2024, offset in part by lower rates on the Helix Fast Response System, which were reduced with the Q4000 project in Nigeria during the second half 2024.  Production Facilities operating income increased $0.5 million during 2024 primarily due to higher revenues compared to 2023.

Selling, General and Administrative and Other

Selling, General and Administrative

Selling, general and administrative expenses were $91.7 million, or 6.7% of revenue, in 2024 compared to $94.4 million, or 7.3% of revenue, in 2023. The decrease in expense was primarily due to a net decrease in compensation related costs offset partially by an increase in other facilities and professional fees in 2024.

Net Interest Expense

Net interest expense increased to $22.6 million in 2024 compared to $17.3 million in 2023.  The increase was due to a full year of interest on our $300 million Senior Notes due 2029 issued during the fourth quarter 2023, offset in part by higher interest income on our invested cash during 2024.

Change in Fair Value of Contingent Consideration

Change in fair value of contingent consideration related to our acquisition of Alliance was $42.2 million during 2023 and reflects an increase in the fair value of the earnout that was based on Alliance earnings through 2023, which was paid in cash in April 2024.

Losses Related to Convertible Senior Notes

Losses related to convertible senior notes was $20.9 million in 2024 and $37.3 million in 2023 and are related to the redemption of the remaining $40.2 million principal amount of the 2026 Notes in 2024 and the repurchase of $159.8 million principal amount of the 2026 Notes during 2023.

Other Income and Expenses

Other expense, net was $3.9 million in 2024 compared to $3.6 million in 2023.  Other expense, net in 2024 was primarily due to a charge of $2.4 million related to an increase in the value of incentive credits issued to the seller of P&A equipment acquired in 2023 and foreign currency losses due to the weakening of the British pound and Brazilian real in 2024, whereas other expense, net in 2023 primarily included foreign currency gains due to the strengthening in the British pound, offset in part by losses associated with the devaluation of our Nigerian naira holdings during 2023.

Cash Flows

Helix generated operating cash flows of $186.0 million in 2024 compared to $152.5 million in 2023.  Operating cash flows in 2024 included $58.3 million cash paid for the earnout related to the Alliance acquisition.  Absent this payment, operating cash flows would have increased $91.9 million compared to 2023 primarily due to higher earnings, improved working capital inflows, and lower regulatory certification costs on our vessels and systems in 2024.  Regulatory certification costs, which are considered part of Helix’s capital spending program but are classified in operating cash flows, were $35.4 million in 2024 compared to $62.5 million in 2023.

Capital expenditures increased to $23.3 million in 2024 compared to $19.6 million in 2023.

Free Cash Flow increased to $163.2 million in 2024 compared to $133.8 million in 2023.  The increase was due to higher operating cash flows, offset in part by higher capital expenditures in 2024 compared to 2023.  (Free Cash Flow is a non-GAAP measure.  See reconciliation below.)

Share Repurchases

Share repurchases in 2024 totaled 2.9 million shares for approximately $29.6 million compared to share repurchases in 2023 of 1.6 million shares for approximately $12.0 million.

Financial Condition and Liquidity

Cash and cash equivalents were $368.0 million on December 31, 2024.  Available capacity under our ABL facility on December 31, 2024 was $66.6 million, and total liquidity was $429.6 million, and excludes cash pledged toward our ABL facility.  Consolidated long-term debt was $315.2 million on December 31, 2024, resulting in negative Net Debt of $52.9 million.  (Net Debt is a non-GAAP measure.  See reconciliation below.)

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its fourth quarter and full year 2024 results (see the Investor Relations page of Helix’s website, www.helixesg.com).  The teleconference is scheduled for Tuesday, February 25, 2025, at 9:00 a.m. Central Time.  Investors and other interested parties wishing to participate in the teleconference should dial 1-800-715-9871 within the United States and 1-646-307-1963 outside the United States.  The passcode is “Staffeldt.”  A live webcast of the teleconference will be available in a listen-only mode on the Investor Relations section of Helix’s website.  A replay of the webcast will be available on Helix’s website beginning approximately three hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention, robotics and decommissioning operations.  Our services are key in supporting a global energy transition by maximizing production of existing oil and gas reserves, decommissioning end-of-life oil and gas fields and supporting renewable energy developments.  For more information about Helix, please visit our website at www.helixesg.com.

Non-GAAP Financial Measures

Management evaluates operating performance and financial condition using certain non-GAAP measures, primarily EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt.  We define EBITDA as earnings before income taxes, net interest expense, net other income or expense, and depreciation and amortization expense.  Non-cash impairment losses on goodwill and other long-lived assets are also added back if applicable.  To arrive at our measure of Adjusted EBITDA, we exclude gains or losses on disposition of assets, acquisition and integration costs, gains or losses related to convertible senior notes, the change in fair value of contingent consideration, and the general provision (release) for current expected credit losses, if any.  We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from asset sales and insurance recoveries (related to property and equipment), if any. Net Debt is calculated as long-term debt including current maturities of long-term debt less cash and cash equivalents and restricted cash.

We use EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants.  We believe that our measures of EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures.  Other companies may calculate their measures of EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions that are excluded from these measures.  See reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP.  We have not provided reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures due to the challenges and impracticability with estimating some of the items without unreasonable effort, which amounts could be significant.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding: our plans, strategies and objectives for future operations; any projections of financial items including projections as to guidance and other outlook information; future operations expenditures; our ability to enter into, renew and/or perform commercial contracts; the spot market; our current work continuing; visibility and future utilization; our protocols and plans; future economic or political conditions; energy transition or energy security; our spending and cost management efforts and our ability to manage changes; oil price volatility and its effects and results; our ability to identify, effect and integrate mergers, acquisitions, joint ventures or other transactions, including the integration of the Alliance acquisition and any subsequently identified legacy issues with respect thereto; developments; any financing transactions or arrangements or our ability to enter into such transactions or arrangements; our sustainability initiatives; our share repurchase program or execution; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to market conditions and the demand for our services; volatility of oil and natural gas prices; complexities of global political and economic developments; results from mergers, acquisitions, joint ventures or similar transactions; results from acquired properties; our ability to secure and realize backlog; the performance of contracts by customers, suppliers and other counterparties; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; the effectiveness of our sustainability initiatives and disclosures; human capital management issues; geologic risks; and other risks described from time to time in our filings with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K, which are available free of charge on the SEC’s website at www.sec.gov.  We assume no obligation and do not intend to update these forward-looking statements, which speak only as of their respective dates, except as required by law.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
(in thousands, except per share data)	2024	2023	2024	2023

	(unaudited)		(unaudited)

Net revenues	$355,133	$335,157	$1,358,560	$1,289,728
Cost of sales	296,274	285,879	1,138,996	1,089,372
Gross profit	58,859	49,278	219,564	200,356
Gain (loss) on disposition of assets, net	(429)	—	(479)	367
Acquisition and integration costs	—	—	—	(540)
Change in fair value of contingent consideration	—	(10,927)	—	(42,246)
Selling, general and administrative expenses	(27,552)	(22,971)	(91,650)	(94,427)
Income from operations	30,878	15,380	127,435	63,510
Net interest expense	(5,572)	(4,771)	(22,629)	(17,338)
Losses related to convertible senior notes	—	(37,277)	(20,922)	(37,277)
Other income (expense), net	(1,275)	6,963	(3,922)	(3,590)
Royalty income and other	(30)	93	2,102	2,209
Income (loss) before income taxes	24,001	(19,612)	82,064	7,514
Income tax provision	3,880	8,721	26,427	18,352
Net income (loss)	$20,121	$(28,333)	$55,637	$(10,838)

Earnings (loss) per share of common stock:
Basic	$0.13	$(0.19)	$0.37	$(0.07)
Diluted	$0.13	$(0.19)	$0.36	$(0.07)

Weighted average common shares outstanding:
Basic	151,446	150,580	151,989	150,917
Diluted	154,246	150,580	154,699	150,917

Comparative Condensed Consolidated Balance Sheets

	Dec. 31, 2024	Dec. 31, 2023
(in thousands)	(unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$368,030	$332,191
Accounts receivable, net	258,630	280,427
Other current assets	83,022	85,223
Total Current Assets	709,682	697,841

Property and equipment, net	1,437,853	1,572,849
Operating lease right-of-use assets	329,649	169,233
Deferred recertification and dry dock costs, net	71,718	71,290
Other assets, net	48,178	44,823
Total Assets	$2,597,080	$2,556,036

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$144,793	$134,552
Accrued liabilities	90,455	203,112
Current maturities of long-term debt	9,186	48,292
Current operating lease liabilities	59,982	62,662
Total Current Liabilities	304,416	448,618

Long-term debt	305,971	313,430
Operating lease liabilities	285,984	116,185
Deferred tax liabilities	113,973	110,555
Other non-current liabilities	66,971	66,248
Shareholders' equity	1,519,765	1,501,000
Total Liabilities and Equity	$2,597,080	$2,556,036

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Cash Flows

	Year Ended
(in thousands)	12/31/2024	12/31/2023
	(unaudited)
Cash flows from operating activities:
Net income (loss)	$55,637	$(10,838)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	173,292	164,116
Deferred recertification and dry dock costs	(35,387)	(62,522)
Payment of earnout consideration	(58,300)	—
Change in fair value of contingent consideration	—	42,246
Losses related to convertible senior notes	20,922	37,277
Working capital and other	29,864	(17,822)
Net cash provided by operating activities	186,028	152,457

Cash flows from investing activities:
Capital expenditures	(23,303)	(19,588)
Proceeds from sale of assets	100	365
Proceeds from insurance recoveries	363	564
Net cash used in investing activities	(22,840)	(18,659)

Cash flows from financing activities:
Proceeds from long-term debt	—	298,578
Repayments of long-term debt	(69,469)	(269,480)
Repurchases of common stock	(29,620)	(11,988)
Payment of earnout consideration	(26,700)	—
Other financing activities	479	7,999
Net cash provided by (used in) financing activities	(125,310)	25,109

Effect of exchange rate changes on cash and cash equivalents	(2,039)	(15,827)
Net increase (decrease) in cash and cash equivalents	35,839	143,080
Cash and cash equivalents:
Balance, beginning of year	332,191	189,111
Balance, end of year	$368,030	$332,191

Helix Energy Solutions Group, Inc.

Reconciliation of Non-GAAP Measures

	Three Months Ended			Year Ended
(in thousands, unaudited)	12/31/2024	12/31/2023	9/30/2024	12/31/2024	12/31/2023

Reconciliation from Net Income (loss) to Adjusted EBITDA:
Net income (loss)	$20,121	$(28,333)	$29,514	$55,637	$(10,838)
Adjustments:
Income tax provision	3,880	8,721	9,520	26,427	18,352
Net interest expense	5,572	4,771	5,689	22,629	17,338
Other (income) expense, net	1,275	(6,963)	49	3,922	3,590
Depreciation and amortization	40,564	44,103	42,904	173,292	164,116
EBITDA	71,412	22,299	87,676	281,907	192,558
Adjustments:
(Gain) loss on disposition of assets, net	429	—	(100)	479	(367)
Acquisition and integration costs	—	—	—	—	540
Change in fair value of contingent consideration	—	10,927	—	—	42,246
General provision (release) for current expected credit losses	(200)	129	45	(161)	1,149
Losses related to convertible senior notes	—	37,277	—	20,922	37,277
Adjusted EBITDA	$71,641	$70,632	$87,621	$303,147	$273,403

Free Cash Flow:
Cash flows from operating activities	$77,977	$94,737	$55,731	$186,028	$152,457
Less: Capital expenditures, net of proceeds from asset sales and insurance recoveries	(12,523)	(2,859)	(3,086)	(22,840)	(18,659)
Free Cash Flow	$65,454	$91,878	$52,645	$163,188	$133,798

Net Debt:
Long-term debt including current maturities	$315,157	$361,722	$314,673	$315,157	$361,722
Less: Cash and cash equivalents	(368,030)	(332,191)	(324,120)	(368,030)	(332,191)
Net Debt	$(52,873)	$29,531	$(9,447)	$(52,873)	$29,531